Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C
(Form Type)

Integral Ad Science Holding Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee
Fees to Be Paid	$1,912,933,825	.00013810	$264,177
Fees Previously Paid	$0	000	$0
Total Transaction Valuation	$1,912,933,825
Total Fees Due for Filing			$264,177
Total Fees Previously Paid			$0
Total Fee Offsets			$0
Net Fee Due			$264,177

(1)
Aggregate number of securities to which transaction applies: As of October 15, 2025, the maximum number of shares of common stock, par value $0.001 per share (the “Company Common Stock”), of Integral Ad Science Holding Corp. to which this transaction applies is estimated to be 187,086,408, which consists of (1) 167,854,529 shares of Company Common Stock entitled to receive the per share merger consideration of $10.30; (2) 3,370,786 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price that is less than $10.30 entitled to receive the per share merger consideration of $10.30 less any applicable exercise price; (3) 11,414,924 shares of Company Common Stock underlying outstanding restricted stock units which may be entitled to receive the per share merger consideration of $10.30; (4) 4,246,169 shares of Company Common Stock underlying outstanding market share units (with the payout factor applicable to such Company MSU determined based on the per share merger consideration) which may be entitled to receive the per share merger consideration of $10.30; and (5) 200,000 additional shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan.

(2)
Estimated solely for the purpose of calculating the filing fee, the aggregate value of the transaction was calculated by adding (1) the product of 167,854,529 shares of Company Common Stock entitled to receive the per share merger consideration and the per share merger consideration of $10.30; plus (2) the product of 3,370,786 shares of Company Common Stock underlying outstanding and unexercised options that have an exercise price that is less than $10.30 and $6.13 (which is the difference between the per share merger consideration of $10.30 and the weighted average exercise price of such outstanding and unexercised options); plus (3) the product of 11,414,924 shares of Company Common Stock underlying outstanding restricted stock units and the per share merger consideration of $10.30; plus (4) the product of 4,246,169 shares of Company Common Stock underlying outstanding market share units (with the payout factor applicable to such Company MSU determined based on the per share merger consideration) and the per share merger consideration of $10.30; plus (5) the product of 200,000 shares of Company Common Stock reserved for issuance pursuant to the employee stock purchase plan and the per share merger consideration of $10.30. In accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .00013810.